Exhibit 99

BANDAG, INCORPORATED	•	2905 N. HWY. 61	•	MUSCATINE, IOWA	52761-5886	•	563/262-1400

Leading the retread industry worldwide

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	Warren W. Heidbreder
	Phone:	(563) 262-1260
April 20, 2004	Web Site:	www.bandag.com

BANDAG, INCORPORATED REPORTS 1ST QUARTER EPS OF $0.20
Flash Results
Bandag, Incorporated
(NYSE: BDG and BDGA)

(Numbers in millions, except per share data)
	Q1 2004	Q1 2003
Net sales	$ 173.5	$ 175.3
Net income	$ 4.0	$ 2.4
Diluted earnings per share	$ 0.20	$ 0.12
Shares outstanding - diluted	19.7	19.3

MUSCATINE, IOWA, April 20, 2004 — Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net income of $4.0 million, or $0.20 per diluted share, for first quarter 2004. This compares to first quarter 2003 consolidated net income of $2.4 million, or $0.12 per diluted share. Consolidated net sales for first quarter 2004 were $173.5 million, a decline of one percent, compared to consolidated net sales of $175.3 million in first quarter 2003.

In announcing first quarter earnings, Martin G. Carver, Chairman of the Board and Chief Executive Officer of Bandag said, “Both U.S. tread sales and Tire Distribution Systems, Inc. (TDS) results indicate continued gradual improvement in the North American markets. Trucking activity is trending stronger than 2003. At the 2004 Bandag Alliance Business Conference, our Strategic Alliance dealers responded very positively to both the acquisition of Speedco, Inc., the quick-service truck lubrication business acquired on February 13, 2004, and the strategy that drove the acquisition – namely, building and expanding capabilities beyond our traditional tire products to enable Bandag and our Strategic Alliance dealers to address a broad range of trucking fleet needs.”

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Financial Highlights

•	Factors that affected consolidated net sales for first quarter 2004 were:

•	TDS net sales declined by $22.7 million due to divestitures and closures in 2003 and 2004. First quarter 2004 and 2003 sales of divested and closed TDS locations were approximately $0.2 million and $25.1 million, respectively. The 2004 TDS net sales decline was partially offset by a $4.3 million reduction in intercompany sales eliminated in consolidation.
•	Speedco sales were $6.7 million for the period between Bandag’s acquisition of 87.5 percent ownership on February 13, 2004 and March 31, 2004.
•	North America business unit volume was six percent higher than the prior year period, and net sales increased by $10.0 million primarily due to higher volume and the reduction in intercompany sales due to the shift of divested TDS sales to the independent dealers acquiring the TDS locations.
•	European business unit volume decreased two percent, while net sales increased $2.2 million primarily due to the effect of translating foreign currency denominated net sales into U.S. dollars.
•	International business unit volume decreased ten percent, while net sales increased $2.0 million primarily due to the effect of translating foreign currency denominated net sales into U.S. dollars.
•	Translating foreign currency denominated net sales into U.S. dollars produced a favorable impact of approximately $7.1 million on consolidated net sales.

•	First quarter 2004 consolidated gross margin improved by approximately one percent, primarily due to the decrease in lower-margin TDS sales.

•	Consolidated operating and other expenses for first quarter 2004 were $56.6 million, a decrease of $2.1 million from the prior year period, primarily as a result of the TDS divestitures and closures.

•	Operating income for the North America business unit in first quarter 2004 increased $1.5 million, primarily due to the higher volume.

•	Operating income in the European business unit in first quarter 2004 decreased $0.1 million compared to the previous year. Declines of two percent in volume and one percent in gross margin were partially offset by a $1.3 million increase in net foreign exchange gains.

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•	Operating income for the International business unit in first quarter 2004 improved $0.4 million compared to the prior year period as improved gross margins, lower expense- to-sales ratios and the favorable impact of translating foreign currency denominated net sales into U.S. dollars more than offset the ten percent decrease in unit volume.

•	TDS operating loss was reduced by $1.2 million, which is proportionate to reduced sales.

•	Speedco operating income for the period between February 13, 2004 and March 31, 2004 was $0.9 million.

•	Corporate expenses and other increased $1.2 million from first quarter 2003 levels, primarily due to unrealized foreign exchange losses on U.S. denominated investments.

Outlook

Commenting on the continuing outlook for 2004, Mr. Carver said, “Like many companies, we continue to temper our optimism for the remainder of the year, particularly given the volatile conditions in the Middle East and elsewhere, and consumer confidence in the U.S.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5 percent interest in Speedco, Inc., a provider of on-highway truck lubrication services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	First Quarter Ended March 31,
Consolidated Statements of Earnings	2004	2003
Income
Net sales	$173,529	$175,279
Other	1,762	1,844

	175,291	177,123
Costs and expenses
Cost of products sold	112,803	115,331
Operating & other expenses	56,556	58,608

	169,359	173,939
Income from operations	5,932	3,184
Interest income	1,050	1,156
Interest expense	(562)	(659)

Earnings before income taxes and minority interest	6,420	3,681
Income taxes	2,343	1,288
Minority interest	58	--

Net earnings	$4,019	$2,393

Earnings per share
Basic	$0.21	$0.13
Diluted	$0.20	$0.12
Weighted average shares outstanding
Basic	19,250	19,118
Diluted	19,655	19,277
	First Quarter Ended March 31,
Segment Information	2004	2003
Net Sales
North America	$82,217	$72,212
Europe	21,196	18,981
International	22,443	20,472
TDS	40,939	63,614
Speedco	6,734	--

Total net sales	$173,529	$175,279

Segment Operating Profit (Loss)
North America	$5,454	$3,916
Europe	1,690	1,793
International	3,039	2,672
TDS	(2,841)	(4,052)
Speedco	903	--
Corporate expenses & other	(2,313)	(1,145)
Net interest income	488	497

Earnings before income taxes and minority interest	$6,420	$3,681

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Mar. 31, 2004	Dec. 31, 2003
Assets:
Cash and cash equivalents	$159,161	$189,976
Investments	7,412	10,808
Accounts receivable - net	125,112	156,894
Inventories	64,855	62,765
Other current assets	54,613	45,843

Total current assets	411,153	466,286
Property, plant, and equipment - net	146,661	107,975
Other assets	109,543	86,268

Total assets	$667,357	$660,529

Liabilities & shareholders' equity:
Accounts payable	$29,696	$25,710
Income taxes payable	14,813	14,946
Accrued liabilities	90,003	97,285
Short-term notes payable and current portion of other obligations	10,673	10,252

Total current liabilities	145,185	148,193
Long-term debt and other obligations	38,929	35,259
Minority interest	2,121	--
Shareholders' equity
Common stock	19,404	19,269
Additional paid-in capital	22,945	17,903
Retained earnings	475,181	477,499
Accumulated other comprehensive loss	(36,408)	(37,594)

Total shareholders' equity	481,122	477,077

Total liabilities & shareholders' equity	$667,357	$660,529

	Three Months Ended March 31,
Condensed Consolidated Statements of Cash Flows	2004	2003
Operating Activities
Net earnings	$4,019	$2,393
Provisions for depreciation and amortization	5,845	7,200
Decrease in operating assets and liabilities - net	21,296	10,482

Net cash provided by operating activities	31,160	20,075
Investing Activities
Additions to property, plant and equipment	(6,446)	(4,520)
Sales of investments - net	3,396	3,043
Payments for acquisitions of businesses	(52,959)	--
Proceeds from divestiture of businesses	862	3,867

Net cash provided by (used in) investing activities	(55,147)	2,390
Financing Activities
Principal payments on short-term notes payable and other long-term
liabilities	(758)	(21)
Cash dividends	(6,260)	(6,128)
Purchases of Common Stock	(33)	(33)

Net cash used in financing activities	(7,051)	(6,182)
Effect of exchange rate changes on cash and cash equivalents	223	1,144

Increase (decrease) in cash and cash equivalents	(30,815)	17,427
Cash and cash equivalents at beginning of year	189,976	129,412

Cash and cash equivalents at end of period	$159,161	$146,839